Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the shares of common stock, par value $0.0001 per share, of Xynomic Pharmaceuticals Holdings, Inc., shall be filed on behalf of the undersigned.

Date: May 30, 2019

By:	/s/ Tingzhi Qian
Name:	Tingzhi Qian

Prosperico Gate I Limited

By:	/s/ Tingzhi Qian
Name:	Tingzhi Qian
Title:	Director

Dande Lion Limited

By:	/s/ Tingzhi Qian
Name:	Tingzhi Qian
Title:	Director